Exhibit 10.27

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is binding on the parties as of June 3, 2025 (the “Effective Date”), and made by and between USA Rare Earth, LLC, a Delaware limited liability company (the “Company”), and David Bushi, an individual resident of the State of Colorado (“Executive”).
WHEREAS, the Company desires to employ Executive as the Senior Vice President of Manufacturing Operations for the Company, with a start date of May 27, 2025 (the “Start Date”); and
WHEREAS, the Company and Executive desire to enter into this Agreement as to the terms of Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Company hereby offers Executive, and Executive hereby accepts the offer of, employment made by the Company, upon the terms and conditions set forth herein.
1.EMPLOYMENT.
(a)Position, Duties and Authority. During the Term (as defined below), Executive shall serve as Senior Vice President (“SVP”) of Manufacturing Operations for the Company. Executive shall perform such duties and responsibilities and shall have such authority commensurate with Executive’s position with the Company and such other duties, authorities, and responsibilities as the Chief Executive Officer (“CEO”) of the Company shall designate from time to time. These duties include, but are not limited to: developing and executeing manufacturing strategy; leading long-term planning initiatives; directing daily operations; driving continuous improvement; ensuring implementation and compliance with quality assurance program and customer standards; leading evaluation and adoption of advance manufacturing technologies; collaborating with R&D and sales to ensure customer qualification and satisfaction; partnering with procurement and logistics to ensure alignment of raw materials; production schedules and delivery timelines; building and leading a high-performing manufacturing leadership team; leading manufacturing budget, including capital expenditures and cost-efficiency initiatives; ensuring alignment with health, safety and environmental regulations; and working closely with other executives to align manufacturing efforts with overall business goals. Notwithstanding the foregoing, the Company may, in its sole discretion, change Executive’s title, job duties, responsibilities, and/or authority during the Term.
Executive will carry out his duties, responsibilities, and authority as assigned by the Company at all times in compliance with all applicable laws, rules, and regulations and Company policies in effect from time to time. In the first instance, Executive shall report to the CEO of the Company.

(a)Acceptance and Time Commitment. Executive accepts such employment and agrees to render the services described in Section 1(a). Executive agrees to serve the Company and its affiliates faithfully and to the best of Executive’s ability and shall devote Executive’s full business time, energy, experience, and talents to the business of the Company upon the terms and conditions herein. Notwithstanding the foregoing, Executive shall have the right to (i) participate in civic, charitable, educational and religious activities, (ii) pursue Executive’s passive investment activities, and (iii) with the prior written approval of the CEO, engage in other outside business activities, so long as, in each case and in the aggregate, these activities do not violate Section 5 of this Agreement, create an actual or potential conflict of interest, or interfere with the performance of Executive’s duties hereunder.
(b)At-Will Employment Relationship. Executive is an at-will employee of the Company, and neither this Agreement nor any written or oral communication or course of performance by the parties, before or after the Effective Date, shall be construed to alter or modify in any way the at-will employment status of Executive. As such, Executive acknowledges that (i) the Company has the right to terminate the employment of Executive with the Company at any time and for any (or no) reason, and (ii) Executive has the right to terminate Executive’s employment with the Company at any time and for any reason, in each case in accordance with Section 4 of this Agreement. Nothing in any Company communication, document, policy, or procedure is intended to create a promise or representation of continued employment or employment for a fixed period of time. Similarly, no wage increase, promotion, length of service, oral promise by any person, or any other aspect of the employment relationship that may arise shall change the ability of either the Company or Executive to terminate the employment relationship at will.
(c)Location. Executive’s principal place of employment will be his residence in Littleton, Colorado. Notwithstanding the foregoing, Executive shall regularly be required to travel for business purposes in the performance of his duties, including, without limitation, reasonable travel to Company facilities, project sites, and for Company meetings. Except in relation to short-term relocations lasting less than one month, Executive shall not relocate his principal place of employment without prior authorization of the CEO and advance notice to Human Resources.
2.TERM.
Executive’s employment with the Company is for no specified time period and constitutes “at-will” employment (as defined above), subject to Section 4. As used herein, the phrase “Term” shall mean the period commencing on the Start Date and expiring on the termination of Executive’s employment in accordance with the terms of Section 4 of this Agreement.

3.COMPENSATION.
(a)Base Salary. The Company shall pay Executive an initial annual base salary of three hundred fifty thousand dollars and zero cents ($350,000), less applicable tax withholding and deductions and annualized to account for Executive’s actual time worked in 2025. Executive’s base salary shall be subject to annual review by the CEO. The base salary will be paid in substantially equal periodic installments according to the Company’s standard payroll practices in effect during the Term.
(b)Annual Bonus. Each year during the Term beginning in calendar year 2025, Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based on the achievement of performance targets for such year, as determined by the Company. For 2025, Executive will be eligible to earn an Annual Bonus equal to up to forty percent (40%) of his base salary, annualized to account for Executive’s actual time worked in 2025. This rate, just as with the performance targets themselves, shall be reviewed and set by the CEO, or another authorized representative of the Company, annually. The Annual Bonus, if any, will be paid in the fiscal year following the fiscal year for which it is earned, but no later than March 31 of such fiscal year.
(c)Equity. In addition to other compensation provided to Executive hereunder, Executive shall be eligible to receive and/or earn stock-based awards, which shall be subject to various vesting conditions and other terms and conditions, as more fully outlined in a formal equity plan adopted by the Company and written award agreement(s), as amended from time to time, including in the first instance an award of Restricted Stock Units (RSUs), currently anticipated to have a value of approximately three-hundred fifty thousand dollars ($350,000), as calculated consistent with an initial award valuation method to be established by the Company and applicable to all initial award recipients, subject to a three-year vesting schedule as more fully outlined in the relevant award documents.
Upon completing 30 days of employment, so long as the Company’s Form S-8 has been filed and the Company is able to issue incentive equity, the Company will also issue a Sign-On Incentive grant of RSUs, currently anticipated to have a value of approximately one hundred and fifty thousand dollars ($150,000), with a two-year vesting schedule. In the event the Company is unable to issue the Sign On Incentive equity after 30 days of employment, then the Company will issue such equity at the first available opportunity. The Sign On Incentive grant shall be subject to various vesting conditions and other terms and conditions, as more fully outlined in a formal equity plan adopted by the Company plan and the written award agreement which shall be issued contemporaneously with such grant, both as may be amended from time to time.
(d)Health, Welfare, and Retirement Benefits. Executive will be eligible to participate in all employee benefit programs that are provided by the Company to its similarly situated employees, subject to the terms and conditions of such plans, as in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(e)Reimbursement of Business Expenses. The Company will reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive during the Term in connection with the performance of Executive’s duties hereunder in accordance with the policies and procedures of the Company, as they may be amended from time to time.
(f)Paid Time Off. During the Term, Executive will be eligible to take paid time off in accordance with the Company’s paid time off policies for its executive team, as in effect or amended from time to time.
(g)Full Compensation. Executive acknowledges and agrees that the compensation described in this Section 3 is the only compensation which Executive is entitled to for any and all services rendered by Executive to the Company, or any of its affiliates or clients, in any capacity during the Term. Executive acknowledges and agrees that he is being retained as an employee and has no ownership or joint venture interest in the Company, its relationships, or its profits.
4.TERMINATION.
(a)Termination. The following provisions shall apply to the termination of Executive’s employment with the Company:
(i)By Failure to Execute this Agreement. If Executive desires to accept the employment offer contained herein, he must sign and return this Agreement no later than May 27, 2025 (the “Execution Date”). If Executive declines to execute this Agreement by the Execution Date, both the Term and Executive’s employment shall terminate, effective on the next business day following the Execution Date and any prior offer of employment, compensation, or benefits, including but not limited to the one memorialized herein, shall become null and void. The Company's election, in its sole discretion, to extend the deadline memorialized in the Execution Date shall act solely as a modification of the Execution Date, itself, and not act as or otherwise be deemed a waiver of any and all other provisions contained herein, including this Section 4(a)(i).
(ii)Termination Upon Death or Disability. If Executive becomes physically or mentally disabled, whether totally or partially, during the Term, so that Executive is unable to perform his essential job functions, with or without reasonable accommodation, as determined by the CEO or another authorized representative of the Company in good faith, for: (a) a period of 90 consecutive days, or (ii) for shorter periods aggregating 120 days during any twelve-month period (any such event being referred to herein as “Disability”), the Company may, by written notice to Executive, terminate Executive’s employment ten (10) calendar days after the date upon which the Company delivers such notice to Executive. If Executive dies during the Term, both this Agreement and Executive’s employment shall terminate as of the date of such death.

(iii)Termination by the Company for any Reason. The Company may, by written notice to the Executive, terminate Executive at any time and for any reason, in which event both this Agreement and Executive’s employment with the Company shall terminate on the date set forth in the notice of termination sent by the Company.
(iv)Termination by the Executive for any Reason. Executive, by written notice to the CEO or Human Resources, may terminate his employment with the Company at any time and for any reason, in which event both this Agreement and Executive’s employment with the Company shall terminate on a date specified by Executive in his notice of termination, which date shall be not earlier than three (3) weeks after the date of delivery of such notice of termination to the Company (provided that the Company may accelerate the Termination Date, and pay the Executive for any remaining notice period).
(b)Effect of Termination. In the event of a termination pursuant to any of the applicable termination provisions of this Agreement, the following provisions shall apply:
(i)The Company shall pay to Executive (or, in the case of death, his estate) (A) all base salary and Annual Bonus(es) that have been earned and not been paid as of the Termination Date in accordance with applicable deadlines set by state or local laws, and (B) any employment benefits that have fully accrued and vested but not been paid as of the Termination Date in accordance with the terms of any applicable employment benefit arrangements and applicable law.
(ii)Provided that Executive’s employment ends after the Effective Date as the result of a termination by the Company without Cause or by Executive for Good Reason, as those terms are defined in the Company’s Severance and Change of Control Protection Plan (the “ Severance Plan”), and subject to all other requirements contained in such Severance Plan, Executive shall be eligible to receive severance in the amount and under the conditions provided for in such Severance Plan. While the Severance Plan may be amended or terminated in the Company’s sole discretion at any and from time to time, and such amendments shall be binding on Executive, as of the Effective Date of this Agreement such Severance Plan provides for a severance payment of 0.5 times Executive’s Base Salary at the time of separation for executives holding positions such as the one offered to Executive herein.
(iii)All other rights and benefits of the Executive hereunder shall terminate upon such termination, except as extended beyond termination in accordance with applicable law (such as, by way of example, the continuation of health insurance coverage in accordance with COBRA).

(iv)Upon termination, Executive (or, in the event of death, Executive’s estate) shall continue to be obligated to comply with all of the conditions and covenants of this Agreement that, by their terms, survive the termination of employment and such compliance is a material condition of receipt of any severance under the Severance Plan. In addition, Executive (or, in the event of death, Executive’s estate) shall immediately deliver to the Company all of the Company’s property in Executive’s possession or under Executive’s control, including any vehicles, keys, records, notes, books, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment, and all Confidential Information (as defined below) regardless of where or how stored, and shall retain no copies or duplicates of any such property or Confidential Information. This Section shall constitute a separate covenant which shall be enforceable after the Term.
(v)For the avoidance of doubt, Executive shall be subject to the covenants and other restrictions contained in Sections 5 and 6(b) (and any other provisions that by their terms survive the expiration of the Term) of this Agreement both during employment and after the termination of Executive’s employment, regardless of the reason for such termination.
5.RESTRICTIVE COVENANTS.
(a)Confidentiality. During the course of Executive’s employment with the Company, Executive will have access to the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances (other than wage rates), sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, and/or competitors obtained by Executive during Executive’s employment by the Company. Confidential Information, as used in this Agreement, does not include: (i) information that arises from Executive’s general training, knowledge, skill, or expertise, whether gained on the job or otherwise; (ii) information that is readily ascertainable to the public; or (iii) information that a worker otherwise has a right to disclose as legally protected conduct.

Subject to Sections 5(i) and 5(j) below, Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the Term or at any time thereafter, any Confidential Information or information received from third parties subject to a duty on the Company’s part (directly or indirectly) to maintain the confidentiality of such information, and to use such information only for certain limited purposes, as directed by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company, at its expense, in seeking a protective order or other appropriate protection of such information).
Notwithstanding the foregoing, nothing in this Agreement, including but not limited to this Section 5(a) restricts Executive in any way from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice or volunteering information or documents, filing a charge or complaint with, or otherwise participating in any investigation or proceedings conduct by a government agency or commission, including by way of example but not of limitation the Securities and Exchange Commission (“SEC”).Similarly, nothing in this Agreement restrains Employee from disclosing the existence and terms of this Agreement to their immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, tax preparer, or an arbitrator in any proceedings to enforce the terms of this Agreement (collectively referred to herein as “Permissible Individuals”).
(b)Noncompetition. Executive acknowledges that, as a direct result of the nature of Executive’s duties to and role with the Company, Executive has had and will continue to have access to trade secrets belonging to the Company and its subsidiaries, which, if disclosed, would unfairly and inappropriately assist in competition against the Company and/or its subsidiaries, and in the course of Executive’s employment by a competitor, Executive would inevitably use or disclose such trade secrets. Accordingly, during the Term and for a period of one (1) year (12 months) thereafter, Executive agrees that Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged or in which they have planned to be engaged. For the purposes of this provision, a company shall be considered to be “engaged in competition with the Company or any of its subsidiaries” if it operates in the magnet manufacturing, green energy, green technology, or critical minerals mining, processing, or development industries or in any other industry which the Company expands into, or seriously explores expanding into, during the Term of Executive’s employment with the Company. The parties specifically agree and affirm that the nature of the Company’s business activities, and thus the location of relevant competitors for purposes of this provision, is world-wide. Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries, so long as Executive has no active participation in the business of such corporation. Executive specifically agrees and affirms that this restriction is no broader than reasonably necessary to protect the Company’s legitimate interest in protecting its trade secrets.
(c)Non-solicitation.
(i)As further necessary protection of the Company’s trade secrets, during the Term and for a period of twelve (12) months thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is an established customer, vendor, or supplier of the Company or any of its subsidiaries with whom Executive had material contact or about whom Executive obtained Confidential Information involving the Company’s trade secrets during the twelve (12)-month period immediately prior to the termination of Executive’s employment for any reason, to purchase goods or services then-sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity, or stop supplying or purchasing, as applicable, or decrease the amount of goods, materials or services being supplied to or purchased from the Company or any of its subsidiaries, as applicable.

(ii)During the Term and for a period of twelve (12) months thereafter, Executive agrees that Executive shall not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, consultant, or independent contractor who is working with or for the Company, or any of its subsidiaries, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity. As such, Executive specifically agrees not to hire or retain any such employee, consultant, or individual independent contractor, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such individual. Any person described in this Section 5(c)(ii) shall be deemed covered by this Section 5(c)(ii) while so employed or retained by the Company and for a period of six (6) months thereafter.

(d)Inventions.
(i)Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to Executive’s work with the Company or any of its affiliates, made or conceived by Executive, solely or jointly with others, during the Term, or (B) suggested by any work that Executive performs in connection with the Company or its affiliates, either while performing Executive’s duties with the Company or its affiliates or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of the Term, or upon the Company’s request. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company or its affiliates that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.
(iii)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(e)Full Benefit of the Restrictive Covenant. With respect to any restrictive covenant which applies following the termination of Executive’s employment, the parties agree that the Company is entitled to the benefit of the full period of such restriction. Accordingly, the parties agree to that term of the restrictive covenant shall be extended to account for any period of time during which Executive is in violation of such restriction. In the event of any violation of the provisions of this Section 5, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall, to the maximum extent permitted by applicable law, be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(f)Reasonableness Of Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in Section 5 hereof, Executive will provide a copy of this Agreement (including, without limitation, this Section 5) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 5) with such entity or any other entity to which Executive performs services, and such entity shall be instructed to acknowledge to the Company in writing that it has read this Agreement. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 5.
(g)Survival Of Provisions. The obligations contained in Section 5 shall survive the termination or expiration of the Term and Executive’s employment with the Company and shall be fully enforceable thereafter.

(h)DTSA. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(i)Employee Protections. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) filing a complaint or charge with any governmental agency, such as the U.S. Equal Employment Opportunity Commission or a state or local fair employment practices agency, (iii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency Inspector General, (iv) accepting any U.S. Securities and Exchange Commission Awards, or (v) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that such reports or disclosures have been made.

(j)Equitable Relief And Other Remedies. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
(k)The obligations and covenants contained in this Section 5 of this Agreement are in addition to, and not in lieu of, any and all obligations Executive has under other agreements entered into with the Company during the Term and/or under the law. Compliance with all such obligations and agreements is a material term of Executive’s employment.
6.MISCELLANEOUS.
(a)Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.
(b)Governing Law; Dispute Resolution.
(i)This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to Executive’s employment, this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced exclusively in accordance with, the laws of the State of Colorado, including its statutes of limitations. Any claims brought between the parties arising from or related in any way to Executive’s employment by the Company shall be brought before a judge, and not a jury, in a state or federal court sitting in Jefferson County, Colorado, unless another forum is specifically agreed upon by the parties, and the parties hereto expressly waive any right to object to such forum on the basis of forum non conveniens or otherwise. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding covered hereunder in any such court. BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR TERMINATION OF SUCH EMPLOYMENT.

(c)Representations. Executive represents and warrants to the Company that (i) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms, and (ii) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.
(d)Section 409A. Although the Company makes no guarantee with respect to the treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations issued thereunder (“Section 409A”), this Agreement is intended to be exempt from, or comply with, the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner consistent therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(e)Assignment. This Agreement may not be assigned by Executive. This Agreement may be assigned by the Company, without Executive’s consent, to (i) any affiliate of the Company or (ii) any other successor in interest to the Company’s business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and assigns. The Company is expressly permitted, without the consent of Executive, to assign this Agreement to Pubco, in which case all references to the Company shall mean Pubco and all references to the Board shall mean Pubco’s board of directors.

(f)Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by hand, (ii) on the date of transmission, if delivered by electronic mail with “read receipt” requested, (iii) on the first (1st) business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (iv) on the fourth (4th) business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:
USA Rare Earth, LLC 100 W Airport Road
Stillwater, Oklahoma 74075 Attn: Chief Legal Officer Email: legal@usare.com
Or such other address or email address provided to Executive from time to time.
If to Executive:
At the address or email address shown on the records of the Company.
(g)Entire Agreement. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, including but not limited to those outlined in the offer letter provided to Executive on May 15, 2025. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and any such other representations are hereby disclaimed.
(h)Legal Counsel. Executive expressly acknowledges that the Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.
(i)Amendment. No amendment to this Agreement will be effective unless it is agreed to and signed by Executive and the CEO.
(j)No Waiver. Except for any notice required to be given under this Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of any provisions or conditions of this Agreement.
(k)Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereto.
(l)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the Execution Date and binding as of the Effective Date.

David Bushi
/s/ David Bushi

USA RARE EARTH, LLC

/s/ Joshua Ballard
By: Joshua Ballard
Title: Chief Executive Officer